Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Visit grayscale.com PRODUCTS INVEST NOW Curated access to the digital economy and cryptocurrencies INVEST NOW Grayscale ETFs aim to capture future‑forward investment opportunities that represent potential growth areas in our constantly evolving world.

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GET STARTED Stay on top of the latest crypto news and insights SUBSCRIBE ETF All ETFs Grayscale Bitcoin Trust ETF Grayscale Future of Finance ETF Visit grayscale.com © 2024. All rights reserved Privacy policy Terms & conditions Grayscale Future of Finance ETF (“GFOF”) and Grayscale Bitcoin Trust (“GBTC”) (Collectively the “ETFs”) are distributed by Foreside Fund Services, LLC. Foreside Fund Services, LLC is the Marketing Agent of GBTC. Grayscale Advisors, LLC (“GSA”) is the adviser of GFOF. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Grayscale Investments, LLC (“Grayscale”) is the sponsor of GBTC. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and GBTC is not registered under the Investment Company Act of 1940.GBTC is subject to the rules and regulations of the Securities Act of 1933. Investments involve risk. Principal loss is possible. Unlike mutual funds, ETFs may trade at a premium or discount to their net asset value. These funds are new and have limited operating history to judge. The ETFs rely on third party service providers to perform certain functions essential to the affairs of the funds and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the ETFs. Grayscale Bitcoin Trust (GBTC) ETF The Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust's Principal Market NAV per Share calculated in accordance with GAAP. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets

The value of GBTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of GBTC is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. Prior to 1/11/2024, shares of Grayscale Bitcoin Trust (BTC) (the “Trust”) were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 1/11/2024, the shares of the Trust were listed to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 1/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less the Trust’s expenses and other liabilities. However prior to 1/11/2024, the Trust did not meet its investment objective and the Trust’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 1/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 1/11/2024 may differ significantly. Grayscale Future of Finance (GFOF) ETF Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about the Fund, please call (833) 903-2211 or visit our website at etfs.grayscale.com/gfof. Read the prospectus or summary prospectus carefully before investing. GFOF is non-diversified therefore shares may rise and fall more than the value of shares of a fund that invests in securities of companies in a broader range of industries. GFOF is not actively managed. Investments in foreign securities may involve risks such as social and political instability, market illiquidity, exchange-rate fluctuations, a high level of volatility and limited regulation. These risks are magnified in emerging markets. Investments made in small to mid-capitalization companies are subject to greater risks than large company stocks due to limited resources and inventory, as well as being more sensitive to adverse conditions. GFOF also will not invest in initial coin offerings. It may, however, have indirect exposure to digital assets by virtue of its investments in companies that use one or more digital assets as part of their business activities or that hold digital assets as proprietary investments. Because GFOF will not invest directly in any digital assets, it will not track price movements of any digital assets. Future of Finance companies rely heavily on the success of the digital currency industry, the development and acceptance of which is subject to a variety of factors that are difficult to evaluate. These companies may be subject to theft, loss or destruction of cryptographic keys (required to access a user’s account when transacting on blockchain). Blockchain technology is new and many of its uses may be untested. The development and acceptance of competing platforms or technologies may cause consumers or investors to use an alternative to blockchains. Digital assets that are represented on a blockchain and trade on a digital asset exchange may not necessarily benefit from viable trading markets. Digital commodities and their associated platforms are largely unregulated, and the regulatory environment is rapidly evolving. Companies that are developing financial technologies that seek to disrupt or displace established financial institutions generally face competition from much larger and more established firms.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.